Exhibit 5.1

Client: 97394-00150

December 17, 2012

The Williams Companies, Inc.

One Williams Center

Tulsa, Oklahoma 74172

Re:	The Williams Companies, Inc.

Registration Statement on Form S-3 (File No. 333-181644)

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-3 (File No. 333-181644) (the “Registration Statement”) of The Williams Companies, Inc., a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the prospectus and prospectus supplement (the “Prospectus Supplement”) with respect thereto, dated May 24, 2012, and December 12, 2012, respectively, in connection with the offering by the Company of up to 53,475,000 shares of the Company’s common stock, par value $1.00 per share, (the “Shares”) and associated preferred stock purchase rights (the “Rights”), the terms of which are set forth in the Amended and Restated Rights Agreement dated as of September 21, 2004, between the Company and UMB Bank, N.A. (successor to Computershare Trust Company, N.A. f/k/a Equiserve Trust Company, N.A.), as Rights Agent (as amended, the “Rights Agreement”).

In arriving at the opinion expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of specimen Common Stock certificates, the Rights Agreement and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render the opinions set forth below. In our examination, we have assumed without independent investigation the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the Shares, when issued against payment therefor as set forth in the Registration Statement, will be validly issued, fully paid and non-assessable and the Rights will be validly issued.

We render no opinion herein as to matters involving the laws of any jurisdiction other than the Delaware General Corporation Law. This opinion is limited to the effect of the current state of the Delaware General Corporation Law and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

With respect to our opinion concerning the Rights, we express no opinion regarding the Rights Agreement or whether or not the Board of Directors in adopting the Rights Agreement and approving the issuance of the Rights acted in a manner consistent with its fiduciary duties under applicable law and such opinion is based upon the assumption that such adoption and issuance was consistent with such duties. Furthermore, we advise you that the Board of Directors of the Company may be required to redeem or terminate, or take other action with respect to, the Rights at some future time based on the facts and circumstances existing at that time.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ Gibson, Dunn & Crutcher, LLP